Registration No. 333-

As filed with the Securities and Exchange Commission on November 13, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTERITY THERAPEUTICS LIMITED

(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

ABN 37 080 699 065

Level 3, 460 Bourke Street, Melbourne, Victoria 3000 Australia

Tel. +61-3-9349-4906

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

Tel. (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	David Rodda, Esq. Quinert Rodda & Associates Pty Ltd. PO Box 16109, Collins Street West, Vic 8007, Australia Tel: (61 3) 8692 9000 Fax: (61 3) 8692 9040

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE1

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, no par value per share (1)	10,124,848	(2)	$0.0193	$195,746.52	$21.36

(1)	The ordinary shares registered hereby may be evidenced by American Depositary Shares (“ADSs”). ADSs evidenced by American Depositary Receipts (each ADS representing sixty ordinary shares), have been registered on a separate registration statement on Form F-6 filed on August 28, 2006, as amended on December 21, 2007 and November 6, 2014 and as supplemented on April 8, 2019 (File No. 333-199907).
(2)	In addition to the ordinary shares set forth in this table, the amount to be registered includes any additional ordinary shares that become issuable by reason of any stock dividend, stock split or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the high and low prices of the registrant’s ADSs on the NASDAQ Capital Market on November 12, 2020 (to give effect to the 60:1 ratio of ordinary shares to ADSs).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2020

ALTERITY THERAPEUTICS LIMITED 10,124,848 Ordinary Shares represented by 168,747 American Depositary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus, or the Selling Shareholders, of up to 10,124,848 ordinary shares represented by 168,747 American Depositary Shares, or ADSs, of Alterity Therapeutics Ltd., or Alterity. The Selling Shareholders acquired these securities from us in a private placement to institutional accredited investors on October 22, 2020.

Our ADSs trade on the Nasdaq Capital Market under the symbol “ATHE”. On November 12, 2020, the last reported sale price of our ADSs on the Nasdaq Capital Market was $1.16 per ADS. The Selling Shareholders may offer and sell any of the ADSs from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Shareholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ADSs by the Selling Shareholders. We do not know when or in what amount the Selling Shareholders may offer the ADSs for sale. The Selling Shareholders may sell any, all or none of the ordinary shares or ADSs offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “Alterity” and “our” mean Alterity Therapeutics Limited and its subsidiaries, unless otherwise indicated.

All references to “U.S. dollars” or “US$” in this prospectus are to U.S. dollars, and all references to “Australian dollars” or “A$” are to the currency of Australia.

i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties, including our ability to among other things: (i) predict the success, cost and timing of our product development activities and clinical trials, including statements regarding the timing of initiation and completion of preclinical studies, and related preparatory work, and the timing of the availability of the results of these studies; (ii) obtain funding for our operations, including funding necessary to complete further development of our drug candidates for the treatment of neurodegenerative diseases, and if successful, commercialization of these candidates as drug or non-drug products; (iii) obtain regulatory approvals for our product candidates; (iv) obtain and maintain intellectual property protection for our product candidates; or (v) predict effects of various events on our future operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described or incorporated by reference in this prospectus. We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ADSs that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 under the name Prana Biotechnology Limited and began limited operations shortly thereafter. We changed our name to Alterity Therapeutics Limited on April 8, 2019. Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain as the aging process progresses. While we historically focused on drugs targeting Alzheimer’s disease and Huntington disease, we are currently concentrating our efforts on drugs targeting Parkinsonian and other movement disorders. Other potential applications for our proprietary compounds include the treatment or amelioration of neurodegenerative disorders such as tauopathies, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease), certain cancers, age-related macular degeneration, or antibiotic resistance.

ATH434 (formerly PBT434), Alterity’s leading drug candidate, has received orphan drug designation for Multiple System Atrophy, or MSA, in the U.S. and EU, conferring 7 and 10 years of market exclusivity respectively in addition to other benefits. MSA is a rare and rapidly progressive neurological disorder affecting adults. It has not known cause. In addition to presenting with motor symptoms like those in Parkinson’s disease, individuals with MSA may also experience loss of ability to co-ordinate voluntary movements and impaired ability to maintain normal blood pressure, bowel function and bladder control. Most of these symptoms are not addressed by available drugs for patients with Parkinson’s disease. As the condition progresses, daily activities become increasingly difficult and complications such as increased difficulty swallowing, vocal cord paralysis, progressive immobility, and poor balance become more prominent. Symptoms tend to appear after age 50 and rapidly advance, leading to profound disability. Preclinical studies showed that ATH434 reduced the pathological markers of MSA and a related disorder, Parkinson’s disease. They also demonstrated improved function and a neuroprotective benefit, with potential to modify the progression of these diseases. Phase 1 trials indicated that ATH434 had a favourable safety and pharmacokinetic profile, achieving drug concentrations at the site of action that met or exceeded those associated with efficacy in animal models of Parkinson’s disease and MSA. No assurance can be given that ATH434 will succeed.

Recent Private Placement and this Offering

On October 15, 2020, we received binding commitments for a capital raising of A$35 million via a two tranche private placement to Australian and International institutions and other unrelated sophisticated, professional or exempt investors. The placement was fully subscribed and was conducted at $0.037  per share, representing a discount of 25.7% to the 30-day VWAP and 24.8% discount to the 15 day VWAP prior to the initiation of the private placement. For every share allocated in tranche two of the placement, one option will be issued. The options will have an exercise price of A$0.07 and will expire three years after issuance.

Tranche One of the Placement raised A$10 million in accordance with the Company’s available placement capacity pursuant to ASX Listing Rules 7.1 (162,750,604 shares) and 7.1A (108,500,403 shares), being a total of 271,251,007 shares. Tranche Two is to raise A$25 million (674,694,939 shares and one (1) for one (1) free attaching options) conditional on shareholder approval to be sought at our Annual General Meeting to take place on November 18, 2020. This prospectus relates solely to the ordinary shares sold in a private placement to institutional accredited investors conducted in the U.S pursuant to an exemption from registration under the Securities Act of 1933, as amended.

The proceeds from these two private placements   will enable us to progress our clinical development program for ATH434 including, a Natural History study and a Phase 2 trial, both in MSA patients, ongoing research and discovery, and working capital. ATH434 is in development for MSA, its first disease target.

Corporate Information

Our registered office is located at Level 3, 62 Lygon Street, Carlton, Victoria, 3053, Australia and our telephone number is 011-61-3-9824-5254. Our principal executive office is located at Level 3, 460 Bourke Street, Melbourne, VIC 3000, Australia and our telephone number is 011-61-3-9349-4906. Our address on the internet is www.alteritytherapeutics.com. The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

Ordinary shares offered by the selling shareholder(s)	Shares

NASDAQ Capital Market symbol	“ATHE”

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.

Ordinary shares outstanding as of October 30, 2020	1,356,225,039 shares

Risk factors	Prospective investors should carefully consider the Risk Factors beginning on Page 4 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should consider carefully the risks described below, described under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2020 and described under similar headings in the other documents we incorporate by reference herein, together with all other information in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use and the other information and documents incorporated by reference herein and therein before you make a decision to invest in the ADSs. If any of the identified events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the ADSs to decline and you may lose all or part of your investment. The risks described below or incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections.

Risks Relating to the Offering

Sales of ADSs issuable upon exercise of the ordinary shares and options that may be issued in the second tranche of our October private placement may cause the market price of our ordinary shares and ADSs to decline.

On November 18, 2020, a vote will be taken at our Annual General Meeting to permit the issuance of 674,694,939 ordinary shares, representing approximately 11,244,916 ADSs, at a purchase price per ordinary share of A$0.037 and on a one (1) for one (1) basis free attaching options having an exercise price of A$0.07 per share. The sale of such ordinary shares and ordinary shares issuable upon exercise of the options that may be issued in the second tranche, may cause the market price of our ADSs to decline or become more volatile. In addition, the fact that the Selling Shareholders, can sell substantial amounts of ADSs in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We will need substantial additional funding to complete our clinical trials and to operate our business; such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

We will need to secure additional financing in order to continue to meet our longer-term business objectives, including advancement of our research and development programs and we may also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses. We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners.

Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

●	the continued progress of our research and development programs;

●	the timing, scope, results and costs of nonclinical studies and clinical trials;

●	the cost, timing and outcome of regulatory submissions and approvals;

●	determinations as to the commercial potential of our product candidates;

●	our ability to successfully expand our contract manufacturing services;

●	our ability to establish and maintain collaborative arrangements; and

●	the status and timing of competitive developments.

If we fail to generate revenue and eventually become and remain profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or part of their investments.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through strategic alliances.

We cannot be certain that additional funding will be available on acceptable terms or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials, collaborative research or development programs or future commercialization initiatives. In addition, any additional funding that we do obtain will dilute the ownership held by our existing security holders. The amount of this dilution may be substantially increased if the trading price of our shares are lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for the additional financing that we will require, and we do not have commitments from any third parties to provide any future financing. If we fail to obtain additional funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

We expect that the COVID-19 pandemic will have general economic consequences that will impact our company.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread globally.

The jurisdictions in which we conduct our business have imposed mandates and regulations or suggested measures to counter the spread of the COVID-19 virus and control the level of the pandemic within its population and the economic activities of their respective economies. These collectively have changed over the course of the pandemic and are expected to continue to evolve in response to the changing nature of the pandemic and the population and economic response to the virus and the many different measures prompted by the pandemic. We have been affected in a number of ways, such as the way in which we operate our headquarters operations, our interaction with our scientists and their activities, and planning for and carrying out clinical trials, all of which have experienced some short-term disruption and may suffer long-term changes in the way we will do business. Actions such as government lock downs have slowed or, in some cases, temporarily stopped research and development activities and clinical trials. Various safety protocols for personal interactions may hamper research and development activities.

In addition to the government mandates for controlling the many different health and economic effects of the COVID-19 virus and pandemic, individual institutions with which we work, such as hospitals, laboratories and educational institutions have taken actions that will disrupt the progress of our business plans for the Company and our individual subsidiaries. Most educational institutions and many laboratories curtailed or limited access to their facilities in the first half of the 2020 year and are still working out how they will operate going forward; we are expecting that going forward there will be strict limitations on access to these institutions and facilities for our researchers and research partners. Overall, changes in the way our development activities can be conducted will result in delays in our conducting research activities, carrying out clinical trials and making regulatory submissions. The financial effect will be that our development expenses will increase and we will have to obtain additional capital funding. Any required additional equity funding will be dilutive to the equity of our investors and debt financing will have restrictive covenants that could adversely affect our business plans and operational objectives. Any further funding that we may need may not be available or even if available it may not be on terms that are acceptable to us.

USE OF PROCEEDS

We will not receive the proceeds from the resale of the ADSs by the Selling Shareholders.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of June 30, 2020 as derived from our audited financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to our sale of 47,646,000 shares at A$0.033 (A$1.97 per ADS) pursuant to the at-the-market (ATM) facility on 1 July 2020 and 271,251,007 shares at A$0.037 (A$2.22 per ADS) in a private placement that closed on October 22, 2020. The table below, however, does not give effect to (i) the possible issuance pursuant to binding commitments of 674,694,939 shares and one (1) for one (1) free attaching options and the ordinary shares issuable upon exercise of such options in the event of our obtaining shareholder approval of such issuance and (ii) the issuance of 70,550,000 ordinary shares upon the exercise of outstanding options having exercise prices ranging from A$0.07 to A$0.11 per share.

	As of June 30, 2020
	Actual	As Adjusted
Ordinary Shares, no par value, 1,037,358,032 shares issued and outstanding and 1,356,255,039 shares issued and outstanding, as adjusted
Issued capital	160,703,754	171,603,501
Reserves	866,121	866,121 (1)
Accumulated losses	(154,418,671)	(154,418,671)
Total shareholders’ equity	7,150,814	18,050,951

(1)	Does not include the issuance of 49,000,000 of the 70,550,000 outstanding options as of September 29, 2020.

PRINCIPAL TRADING MARKETS

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, since our initial public offering in March 2000 and now trade under the symbol “ATH.” Our ADSs have traded on the Nasdaq Capital Market since September 2002 and now trade under the symbol “ATHE.” Prior to April 12, 2019, our ordinary shares traded under the symbol “PBT” and prior to April 9, 2019, our ADSs traded under the symbol “PRAN.” Each ADS represents 60 ordinary shares.

Historical information on the trading prices for our ordinary shares can be found on the website of the ASX (www.asx.com.au) and for our ADSs on the website of Nasdaq (www.nasdaq.com).

SELLING SHAREHOLDERS

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of our ordinary shares (including ordinary shares represented by ADSs) by each of the Selling Shareholders as of October 30, 2020.

	Ordinary Shares Beneficially Owned prior to the Offering(2)			Maximum Number of Ordinary Shares to Be Sold pursuant to this Prospectus			Ordinary Shares Beneficially Owned after the Offering(2)(4)
Name of Selling Shareholder and Address(1)	Number	Percentage(3)		Number	Percentage		Number	Percentage(4)
Alto Opportunity Master Fund, SPC Segregated Master Portfolio “B” (5)	4,622,327	*	%	4,622,327	*	%	-	-

Iroquois Master Fund Ltd.(6)	5,502,521	*	%	5,502,521	*	%	-	-

*	Less than 1%.

(1)	Unless otherwise indicated, this table is based on information supplied to us by the Selling Shareholders and our records. Each ADS represents 60 ordinary shares.

(2)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire our ordinary shares within 60 days of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 1,356,225,039 ordinary shares (including ordinary shares represented by ADSs) outstanding as of October 30, 2020.

(4)	Assumes that each Selling Shareholder disposes of all of the ordinary shares covered by this prospectus (and does not acquire beneficial ownership of any additional ordinary shares (including ordinary shares represented by ADSs). The registration of these ordinary shares represented by ADSs does not necessarily mean, however, that the Selling Shareholder will sell all or any portion of the securities covered by this prospectus.

(5)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Road West, 2nd Floor, Westport, CT. 06880.

(6)	Address is c/o Iroquois Capital Management, LLC, 125 Park Avenue, 25th Floor, New York, New York, 10017.

PRIVATE PLACEMENT OF ORDINARY SHARES

On October 15, 2020, we received binding commitments for a capital raising of A$35 million via a two tranche private placement to Australian and International institutions and other unrelated sophisticated, professional or exempt investors. The placement was fully subscribed and was conducted at $0.037  per share, representing a discount of 25.7% to the 30-day VWAP and 24.8% discount to the 15 day VWAP prior to the initiation of the private placement. For every share allocated in tranche two of the placement, one option will be issued. The options will have an exercise price of A$0.07 and will expire three years after issuance.

Tranche One of the Placement raised A$10 million in accordance with the Company’s available placement capacity pursuant to ASX Listing Rules 7.1 (162,750,604 shares) and 7.1A (108,500,403 shares), being a total of 271,251,007 shares. Tranche Two is to raise A$25 million (674,694,939 shares and one (1) for one (1) free attaching options) conditional on shareholder approval to be sought at our Annual General Meeting to take place on November 18, 2020. This prospectus relates solely to the ordinary shares sold in a private placement to institutional accredited investors conducted in the U.S pursuant to an exemption from registration under the Securities Act. Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with the Selling Shareholders prior to the private placement.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares represented by ADSs covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

A Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to our ordinary shares are as follows:

Dividend rights. If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting. The dividend, however, cannot exceed the amount recommended by our board of directors. Our board of directors may declare an interim dividend. No dividend may be paid except out of our profits.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least twenty-eight (28) days prior to the date of the meeting is required. An extraordinary meeting may be convened by the board of directors, it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital. An extraordinary meeting must be called not more than twenty-one (21) days after the request is made. The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 25% of our issued capital within a 12-month period. Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$30,000 of shares at the applicable price.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents sixty ordinary shares (or a right to receive sixty ordinary shares) deposited with HSBC Custody Nominees (Australia), as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If We Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

●	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

● US$3.00 (or less) per 100 ADSs (or portion of 100 ADSs)

●   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

●   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

● US$0.003 (or less) per ADS	● Any cash distribution to you

● A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	● Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

● US$1.50 (or less) per ADR	● Transfers, combination and split-up of ADRs

● Expenses of the depositary	● Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) ● Converting foreign currency to U.S. dollars

● Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	● As necessary

● Any charges incurred by the depositary or its agents for servicing the deposited securities	● As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●     Change the nominal or par value of our shares

●     Reclassify, split up or consolidate any of the deposited securities

●     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

●     The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

●     The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

●	are not liable if either of us exercises discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

●	may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

●	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

●	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation by Reference” below.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the year ended June 30, 2020 and in our Reports on Form 6-K incorporated by reference into this prospectus, no reportable material changed have occurred since June 30, 2020.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$22
EDGAR and printing fees	2,000
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Depositary fees and expenses	5,000
Miscellaneous	2,000
Total	$44,022

LEGAL MATTERS

The validity of the securities offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus. Our SEC filings are available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. In addition, we make available, without charge, through our website, www.alteritytherapeutics.com electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F. The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2020, as filed with the Commission on September 15, 2020;

●	Our Reports on Form 6-K for September 18 and 21 and October 20, 23 (two reports), 27 and 30, 2020; and

●	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2020.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Alterity Therapeutics Limited, Level 3, 460 Bourke Street, Melbourne, Victoria 3000 Australia Attn: Philip Hains, Secretary, telephone number +61-3-9824-5254. You may also obtain information about us by visiting our website at http://www.alteritytherapeutics.com. Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

Alterity Therapeutics Limited

10,124,848 Ordinary Shares represented by

168,747 American Depositary Shares

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our Constitution provides that, subject to the Australian Corporations Act, every director, secretary, manager or officer of our company or any person employed by our company as auditor shall be indemnified out of our funds against all liability incurred by such person as a director or officer in defending proceedings, whether civil or criminal, in which judgment is given in the persons favor or in which the person is acquitted in connection with any application under the Australian Corporations Act in which relief is granted to the person by a Court.

Under our Constitution no director, auditor or other officer shall be liable for (i) any acts, receipts, neglect or defaults of any other director or officer for joining in any receipt or other act for conformity; (ii) any loss or expense that may happen to us through the inefficiency or deficiency of title to any property acquired by order of the directors or on our behalf; (iii) the inefficiency or deficiency of any security in or upon which any of our monies shall be invested; (iv) any loss or damage arising from bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited; (v) any loss occasioned by any error of judgment, omission, default or oversight on the persons part; or (vi) any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence, default, breach or duty, breach of trust or dishonesty.

In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is liable or has been an officer of our company or one of our subsidiaries against a liability:

●	incurred by the person in his or her capacity as an officer of our company or a subsidiary of our company provided that the liability does not arise out of a conduct involving a willful breach of duty in relation to our company or a subsidiary of our company; or

●	for costs and expenses incurred by that person defending proceedings, whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 9. Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit No.	Description of Exhibit
4.1	Constitution of Registrant, as amended (1)
4.2	Certificate of Registration on Change of Name (2)
4.3	Deposit Agreement dated March 23, 2001 and as amended on January 2, 2008, among the Registrant and the Bank of New York, as Depositary, and owners and holders of ADRs issued thereunder, including the Form of ADRs (3)
4.4	Registration Rights Agreement
5.1	Opinion of Quinert Rodda & Associates Pty Ltd. regarding legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm
23.2	Consent of Quinert Rodda & Associates Pty Ltd. (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)

(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended June 30, 2009.

(2)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form F-3 Registration Statement filed with the Securities and Exchange Commission on May 13, 2019 (File No. 333-231417).

(3)	Incorporated by reference to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on November 6, 2014 and as supplemented on April 8, 2019 (File No. 333-199907).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on November 13, 2020.

By:	/s/ Geoffrey Kempler
Geoffrey Kempler
Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Geoffrey Kempler and Kathryn Andrews or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he or she may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on November 13, 2020.

Signature	Title

/s/ Geoffrey Kempler	Chairman of the Board of Directors and Chief Executive Officer
Geoffrey P. Kempler

/s/ Kathryn J.E. Andrews	Chief Financial Officer
Kathryn J. E. Andrews

/s/ Lawrence Gozlan	Director
Lawrence Gozlan

/s/ Peter Marks	Director
Peter Marks

/s/ Brian D. Meltzer	Director
Brian D. Meltzer

/s/ David Sinclair	Director
David Sinclair

/s/ Tristan Edwards	Director
Tristan Edwards

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alterity Therapeutics Limited, has signed this registration statement on November 13, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director